Exhibit 3.1

Certificate of Amendment

of

Certificate of Incorporation

of

Dick’s Sporting Goods, Inc.

     Dick’s Sporting Goods, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation duly adopted the following resolution at a duly called meeting of the Board of Directors:

     “RESOLVED, that the Board hereby declares that it is advisable and in the best interests of the Corporation to amend (the “Charter Amendment”) its Amended and Restated Certificate of Incorporation,” such that

     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article Third, 4., 4.1 as follows:

4. Capital Stock.

“4.1. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is two hundred forty five million (245,000,000) shares, consisting of (a) five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided (b) two hundred million (200,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”) and (c) forty million (40,000,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”). The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.”

     SECOND: That such Amended Certificate has been consented to and authorized by a majority of the voting power of the stock of the Corporation, entitled to vote thereon at its annual meeting of stockholders.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, William R. Newlin, has made this Certificate of Amendment and has signed as the Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. this 9th day of June, 2004.

DICK’S SPORTING GOODS, INC.
/s/ William R. Newlin
Name:	William R. Newlin
Title:	Executive Vice President and Chief Administrative Officer